SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between Parrish Medley (“Employee”) and Davi Skin, Inc. on behalf of itself and all of its subsidiaries, affiliates, divisions, predecessors, successors and assigns (hereinafter referred to collectively as the “Company””).

In consideration of the premises and mutual promises herein contained, it is agreed by and between Employee and the Company as follows:

1.  Termination Date and Resignation: Employee agrees that his employment with the Company terminated as of March 17, 2006 (the “Effective Date”). In consideration of these premises, Employee agrees that from and after the Effective Date, he will no longer be, nor hold himself out as, an employee or agent of the Company. In addition, Employee resigns as a director of the Company effective immediately. Employee further agrees that as of this date, he is not owed any money from the Company other than provided herein.

2.  Consulting Payment: As and for Employee’s continued consulting services over the next six months, the Company shall pay to the Employee the total sum of $80,000.00 upon execution of this Agreement in one lump sum as an independent contractor to the Company providing on going advice and support with investors on an as needed basis.

3.  Insurance Benefits: Employee will be eligible pursuant to COBRA for continued health insurance coverage at his own expense for up to eighteen (18) months following the Effective Date. If Employee elects to continue his health insurance coverage pursuant to COBRA, he must make appropriate payments to the Company for the cost of same in a timely manner so as to be received by the Company in sufficient time so as to allow the Company to make the timely necessary payments to the carrier.

4.  Full Discharge of Obligations: Employee understands and agrees that he is not entitled to, and will not receive, any payments or benefits of any kind from the Company other than those set forth herein above. In addition, Employee understands and agrees that after the Effective Date, he will not accrue any further benefits under any of the Company’s applicable plans.

5.  Release: In consideration for all the covenants provided herein, Employee and the Company hereby forever release and discharge each other and each of their predecessors, successors, assigns, partners, members, officers, managers, employees, representatives, attorneys, agents, divisions, subsidiaries, affiliates (and past and present partners, members, shareholders, officers, managers, employees, agents, representatives and attorneys of such divisions, subsidiaries, and affiliates), and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, that either party, their successors, agents, executors, administrators, or assigns, ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever through the date of this Agreement, including but not limited to, any claims arising out of Employee’s employment by the Company and the cessation of such employment, including any claims for unpaid wages, back pay, commissions, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation, or any claims arising under any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or any tort, including without limitation intentional infliction of emotional distress, defamation, fraud and breach of duty, or any legal restrictions on the Company’s right to terminate employees, and any federal, state or other governmental statute, regulation, or ordinance, including without limitation: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the New York State and New York City Human Rights Laws, the Americans With Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, and the Rehabilitation Act of 1973; provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

6.  No Actions: Employee, for himself, his issue, heirs, representatives,

successors, agents, executors, administrators or assigns, hereby covenants and represents that he has not instituted, and will not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court or other tribunal, against the Company, by reason of any claim present or future, known or unknown, arising from or related in any way to his employment with the Company or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. The Company, for itself, its agents and management hereby covenants and represents that it has not instituted, and will not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court or other tribunal, against Employee, by reason of any claim present or future, known or unknown, arising from or related in any way to his employment with the Company or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant shall not apply to actions for breach of this Agreement.

7.  Confidentiality: In consideration of the above-described payments and benefits, Employee further agrees to the following: Employee recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information and agreements (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

8.  Return of Company Property: As of the Effective Date, Employee will return to the Company all confidential information, files, memoranda and records, cardkey passes, door and file keys, computer access codes, software and other property, which he received, acquired or prepared in connection with his employment with the Company, and Employee will not retain any copies, duplicates, reproductions or excerpts thereof. Employee will vacate the offices of the Company no later than 5:00 PM March 22, 2006, provided that the Company has arranged in writing to have Employee removed from all liability under the existing lease of the Company’s premises, or alternatively has deposited $33,333 with the Company’s securities counsel with irrevocable instructions to hold the funds in trust until Employee is no longer liable on the lease and then to return the funds to the Company as it directs; or, in the event the Company defaults on the lease and Employee becomes liable thereon, to use the funds to pay any such liability on Employee’s behalf.

9.  Non-Disparagement: Employee agrees not to disparage, or make any disparaging remark or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, partners, members, officers, managers, shareholders and employees, and likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communications concerning Employee his reputation and/or his business.

10.  Rule of Ambiguities: It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against the drafter. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

11.  Non-Admission of Liability: This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company except as set forth herein, and the Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents.

12.  Representation: Employee acknowledges that he was advised by the

Company to consult with an attorney of his own choosing concerning the waivers contained in this Agreement, and that the waivers Employee has made herein are knowing, conscious and with full appreciation that Employee is forever foreclosed from pursuing any of the rights so waived.

13.  No Modification: No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing and signed by the parties hereto or their expressly authorized representatives.

14.  Choice of Law: This Agreement shall be construed in accordance with the laws of the State of California and Employee agrees to submit to the exclusive jurisdiction of the state and/or federal courts located within the State of California for the resolution of any dispute which may arise hereunder. The Company and Employee each hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

15.  Injunctive Relief: Employee agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach, by him of Paragraph 7 of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach, by him of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies available at law and equity.

16.  Non-Compete, Non-Solicit: As material inducement for the Company to enter into this Agreement and to give Employee the payments and benefits described above, Employee who is still a shareholder of the Company agrees that for the either the period of the time he is a shareholder of the Company or two (2) years from this Agreement, whichever period is longer (the "Restricted Period") Employee will not i) either as a principal, director, employee or consultant of another entity compete with the Company, ii) will not solicit or attempt to solicit from the Company any employee of the Company who was an employee during this restricted period

17.  No Disclosure: Employee agrees not to disclose to anyone, other than his immediate family, accountant and attorney, the existence of this Agreement, the circumstances surrounding it, its terms, conditions or negotiation, including the dollar amounts set forth herein, and then only upon their express agreement not to disclose such subject matter to another person, except as required by law.

18.  Entire Agreement: This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes and replaces any and all prior agreements or understandings (whether oral or written) between the parties hereto pertaining to the subject matter hereof. Employee acknowledges and agrees that in signing this Agreement he has not relied upon any representation, promise or inducement that is not expressly set forth in this Agreement.

19.  Voluntary Execution: Employee hereby acknowledges that he has read and that he understands the foregoing Agreement and that he has affixed his signature hereto voluntarily and without coercion.

20.  Consultant Services: Employee shall upon the Company's request during the 2 months following the execution of this Agreement, assist and cooperate with the Company in regard to Employee's termination and transition of responsibilities and projects. Employee will make himself reasonably available to the Company, on reasonable notice to the Employee for such services, for an amount of time equal up to no more than 20 hours per month over the 6 month period following the Effective Date. Employee shall be compensated as provided above.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed, this 21st day of March, 2006	/s/ Parrish Medley PARRISH MEDLEY
Executed, this 23rd day of March, 2006	DAVI SKIN INC. By: /s/ Joseph Spellman JOSEPH SPELLMAN

No: 1367551